Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-4 of First Community Bankshares Inc. of our report dated March 3, 2022, with respect to the consolidated financial statements of First Community Bankshares Inc. as of December 31, 2021 and for each of the two years in the period ended December 31, 2021, which report is appears in the Company’s Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Charlotte, North Carolina

February 22, 2023